June 26, 2026
Dr. William Grieco
6900 Tavistock Lakes Blvd., Suite 400
Orlando, FL 32827
Dear Bill,
Innventure LLC (the “Company”) is pleased to offer you the position of Chief Executive Officer. The Company is a wholly owned subsidiary of Innventure, Inc. (“Parent”) and serves as the employing entity for all employees of Parent. In such capacity, you will serve as Chief Executive Officer of both the Company and Parent, reporting to the Board of Directors of Parent (the “Board”). Parent joins this letter agreement solely for the limited purposes set forth herein.
Your monthly base salary will be $45,833.33, which equates to an annualized salary of $550,000, assuming employment for a full year. Your net compensation will be less all applicable deductions, withholding taxes, and other amounts required by federal and state laws. Your salary will be paid on the regularly scheduled payroll dates of the Company that are in effect from time to time. All payments to you shall be treated as separate to the fullest extent allowed by law. Your starting date with the Company will be October 1,, 2026, or such other date as you and the Company mutually agree (the “Start Date”), subject to your agreement to the terms and conditions contained in this letter agreement and your execution of the Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement, a copy of which is enclosed with this letter agreement (the “Proprietary Information Agreement”).
Employment with the Company is at will, meaning that either you or the Company may terminate the employment relationship at any time, with or without cause and with or without notice, subject to applicable law. Upon any termination of your employment with the Company for any reason, you will be deemed to have resigned from all officer and director positions with the Company, Parent, and their respective affiliates, unless otherwise agreed in writing.
    Your target annual bonus opportunity will initially be 100% of your base salary and will be prorated for 2026 based on the Start Date. Actual payments will be determined by the Board in its discretion based on the achievement of performance goals established by the Board for the Company, Parent, and their subsidiaries, and may include evaluation of applicable individual performance. You must remain continuously employed through the bonus payment date to be eligible to receive any bonus payment. You will remain eligible to receive a prorated portion of any annual bonus in respect of your service to Refinity Holdings, LLC (“Refinity”) during 2026. In connection with your provision of services to the Company, you will be deemed to be a service provider of Refinity such that your unvested profits interests in Refinity will continue to vest in accordance with their respective terms so long as you are an employee of the Company.
You will be eligible to enroll in employee benefit plans and programs maintained by the Company for the benefit of the Company’s employees in accordance with the terms of such plans and programs provided that you meet the eligibility requirements of such plans or programs. The

6900 Tavistock Lakes Blvd, Suite 400 Orlando, FL 32827 WWW.INNVENTURE.COM

Company reserves the right to modify, amend or terminate any such plans and programs it adopts at any time in its discretion.
    You will be eligible to participate in Parent’s equity incentive compensation plan, with grants thereunder subject to approval by the Board. Upon commencement of your employment on the Start Date, Parent will grant you Innventure, Inc. restricted stock units valued at $1,000,000 on the date of grant, with one-third of such restricted stock units vesting on each of the first three anniversaries of the grant date subject to your continued employment with the Company. Additionally, you will be eligible to receive an annual equity grant pursuant to the Company’s long-term incentive program, with the first such annual equity grant expected to be granted in April 2027, have a grant date value of $1,500,000 and consist of a mix of long-term equity compensation vehicles, as ultimately recommended by the Compensation Committee of the Parent’s Board of Directors and approved by the Parent’s Board of Directors. Parent joins this letter agreement for the purpose of confirming its obligation to grant such equity awards and to administer such awards in accordance with the terms of its equity incentive compensation plan.

    The Company maintains an open paid time off policy. If your employment terminates for any reason whatsoever, you will not be entitled to receive any cash payment for unused vacation to the date of your termination.
    The Company will reimburse you for all reasonable, documented and necessary travel expenses and other disbursements actually incurred by you, for or on behalf of the Company, in the performance of your duties during your employment, subject to your compliance with the Company’s policies for reimbursement or advancement of expenses that are then in effect.
    As you are aware, your employment by the Company will be for full-time employment and you will be required to devote, during regular business hours, all your working time to the business of the Company, Parent, and their subsidiaries, and not to engage in any other business or private services to any other business either as an employee, officer, director, agent, contractor, or consultant, except with the express written consent of the Board; provided that you may engage in charitable, not-for-profit, civic and educational activities to the extent that such activities do not conflict with or unreasonably interfere with the performance of your duties to the Company and Parent. Any confidential information that you acquire in connection with your employment must be held strictly confidential and used only for the purpose for which it is intended. In furtherance of this obligation, as a condition of your employment, you are required to enter into the Proprietary Information Agreement. You are also required to comply with all Company policies.
    By your signature below, you represent and warrant to the Company that you: (i) are not subject to any employment, noncompetition or other similar agreement that would prevent or interfere with the Company’s employment of you on the terms set forth herein; and (ii) have not brought and will not bring with you to the Company, any materials or documents of a former employer which are not generally available to the public or which did not belong to you prior to

6900 Tavistock Lakes Blvd, Suite 400 Orlando, FL 32827 WWW.INNVENTURE.COM

your employment with the Company, unless you have obtained written authorization from the former employer or other owner for their possession and use and provided the Company with a copy thereof.
    This letter agreement is not intended to, nor does it, create any employment contract for any specified term or duration between you and the Company. Your employment with the Company is terminable by you or the Company at any time with or without cause or notice. By accepting employment with the Company, you acknowledge that no contrary representation has been made to you. The Company requests you to provide two (2) weeks’ notice prior to terminating your employment with the Company.
    Upon the termination of your employment with the Company and prior to your departure from the Company, you agree to submit to an exit interview, which may include a review of your post-termination obligations and the surrendering to the Company all proprietary or confidential information and property belonging to the Company.
    This letter agreement shall be governed by the laws of the State of Florida. This letter agreement, along with the Proprietary Information Agreement, constitutes the entire agreement among the Company, Parent, and you with regard to the subject matter hereof and supersedes any and all previous oral or written representation, communication, understanding or agreement between or among us.
    You acknowledge and agree that your employment is subject to and conditioned upon your eligibility to work in the United States.

Innventure LLC

By: /s/ Michael Otworth___________
Name: Michael Otworth,
Title: Executive Chairman

Innventure, Inc. (solely for the limited purposes set forth herein)

By: /s/ Michael Otworth___________
Name: Michael Otworth,
Title: Executive Chairman

6900 Tavistock Lakes Blvd, Suite 400 Orlando, FL 32827 WWW.INNVENTURE.COM

I have read, understand, and agree to all of the above and hereby accept the Company’s offer of employment on the above terms and conditions. I acknowledge that I will serve as Chief Executive Officer of both the Company and Parent in a dual capacity. I understand that my employment with the Company is considered “at will” meaning that either the Company or I may terminate this employment relationship at any time for any or no reason without cause or notice. I further understand and agree that my employment is contingent upon my execution of the Proprietary Information Agreement.

/s/ William Grieco_______________
William Grieco

6900 Tavistock Lakes Blvd, Suite 400 Orlando, FL 32827 WWW.INNVENTURE.COM